EXHIBIT 21.1

SUBSIDIARIES

Name	Jurisdiction of Incorporation or Organization
Mutual Federal Savings and Loan Association of Chicago	Federal
EMEFES Service Corporation	Illinois
2212 Holdings LLC	Illinois